Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INVITAE CORPORATION

Invitae Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 13, 2010 under the name Locus Development, Inc. The Corporation most recently filed an Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on February 18, 2015 under the name Invitae Corporation.

2. This amendment to the Amended and Restated Certificate of Incorporation of the Corporation as set forth below has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the stockholders and directors of the Corporation.

3. The first sentence of the first paragraph of ARTICLE IV of the Amended and Restated Certificate of Incorporation of the Corporation as presently in effect is amended and restated to read in its entirety as follows:

“Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Six Hundred Twenty Million (620,000,000), of which Six Hundred Million (600,000,000) shares shall be Common Stock, $0.0001 par value per share (the “Common Stock”), and of which Twenty Million (20,000,000) shares shall be Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).”

4. All other provisions of the Amended and Restated Certificate of Incorporation of the Corporation remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its duly authorized President and Chief Executive Officer on this 8th day of June, 2022.

INVITAE CORPORATION

By:	/s/ Sean E. George, Ph.D.
Sean E. George, Ph.D.
President and Chief Executive Officer